SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                   Commission File Number 50579
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                                 EPIC MEDIA INC.
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             (Exact name of registrant as specified in its charter)

                  9756 CHARLEVILLE BLVD. BEVERLY HILLS, CA 90212
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                                 (310) 922-7773
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, NO Par Value
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            (Title of each class of securities covered by this Form)

                            EPIC MEDIA COMMON STOCK
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           (title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [X]           Rule 12h-3(b)(1)(i)           [ ]
Rule 12g-4(a)(1)(ii)        [ ]           Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(2)(i)         [ ]           Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(ii)        [ ]           Rule 12h-3(b)(2)(ii)          [ ]
                                          Rule 15d-6                    [ ]

Approximate number of holders of record as of the certification/notice date=59



Pursuant to the requirements of the Securities Exchange Act of 1934, EPIC MEDIA INC., as the successor to INTERNATIONAL ENVIRONMENTAL TECHNOLOGIES INC., by merger, has caused this Certification and Notice of Termination relating to INTERNATIONAL ENVIRONMENTAL TECHNOLOGIES to be signed on its behalf by the undersigned duly authorized person.

DATE:    JUNE 22, 2004                By /s/ NICHOLAS A. CZUCZKO
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                                             NICHOLAS A. CZUCZKO, CEO
                                             EPIC MEDIA INC.